Exhibit 8.1

August 1, 2002

Trico Marine Services, Inc.
250 North American Court
Houma, Louisiana  70363

Re:       Federal Tax Consequences

Gentlemen:

We have acted as tax counsel to Trico Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof with respect to the Company's offer to exchange up to $250 million aggregate principal amount of the Company's registered 8 7/8% Senior Notes due 2012 (the "Exchange Notes") for a like principal amount of the Company's unregistered 8 7/8% Senior Notes due 2012 (the "Outstanding Notes").

You have requested our opinion concerning certain of the federal income tax consequences to holders of the Outstanding Notes in connection with the exchange described in the Registration Statement. This opinion is based on the facts set forth in the Registration Statement concerning the business, properties and governing documents of the Company and its subsidiaries.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the effect on the subject exchange transaction of the federal income tax laws of the United States, and we express no opinion with respect to the applicability to such transaction, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that the statements in the Registration Statement set forth under the caption "Certain United States Federal Tax Considerations" are, subject to the limitations set forth therein, the material United States federal income tax consequences relevant to holders of the Outstanding Notes of the exchange of Outstanding Notes for Exchange Notes in the exchange offer pursuant to the Registration Statement.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time.  Any such change may be applied retroactively in a manner that could adversely affect a holder of the Outstanding Notes.  Also, any variation or difference in the facts from those set forth in the Registration Statement may adversely affect the accuracy of the conclusions stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrere &
                                                                            Denegre, L.L.P
                                                                           JONES, WALKER, WAECHTER,
                                                                                   POITEVENT, CARRÈRE &
                                                                                        DENÈGRE, L.L.P.